Exhibit 99.1

CHARLES LI ELECTED TO MARKETAXESS BOARD OF DIRECTORS

NEW YORK and HONG KONG, July 19, 2021 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for global fixed-income markets, today announced the election of Charles Li to its Board of Directors, effective July 13, 2021.

Mr. Li is the former Chief Executive of Hong Kong Exchanges and Clearing Ltd (HKEX), the world’s largest exchange operator, serving from 2010 to 2020. During his tenure as Chief Executive, he orchestrated HKEX’s expansion into fixed income, currency and commodities through the acquisition of the London Metal Exchange in 2012 and the launch of OTC Clear in 2013, as well as enhanced mutual market access with Mainland China through the Shanghai and Shenzhen Stock Connect Programs and the Bond Connect initiative. Before joining HKEX in 2009, he was Chairman of JP Morgan China from 2003 to 2009, prior to which he was President of Merrill Lynch China. Before joining Merrill Lynch in 1994, Mr. Li practiced law in New York at Brown & Wood and Davis Polk & Wardwell.

Rick McVey, Chairman and Chief Executive Officer, said: “We are thrilled to add Charles to the MarketAxess Board of Directors at a time when fixed income markets are expanding rapidly in the Asia region, and electronic trading is accelerating. As Chief Executive of HKEX, Charles led the firm through a decade of rapid growth by adding new asset classes and embracing electronic trading. His knowledge of market structure in Asia will be invaluable to MarketAxess as we expand our investment in the region.”

Mr. Li said, “Ever since my involvement with the launch of Bond Connect, I have closely followed the development of the leading global fixed income trading platforms, such as MarketAxess, and believe that they will play important roles in the internationalization of the Asian bond markets. I admire the impressive track record of MarketAxess and I am truly excited to join the Board at a time when electronic trading adoption is growing in global fixed income markets, particularly as MarketAxess is creating a centralized global electronic marketplace through international expansion. The Asia region is growing rapidly and it is a great time for me to join a global leader in fixed income electronic trading.”

Mr. Li obtained a BA in English Literature from Xiamen University of China in 1984, an MA in Journalism from the University of Alabama in 1988, and a JD from Columbia Law School in 1991.

Mr. Li’s appointment occurs at a time of continued growth in the Asia-Pacific region. Trading activity from Asia-based participants on MarketAxess totaled $23.9 billion in trading volume in 2Q21, up 37% year-over-year, highlighting the continued digitization of the Asian bond markets.

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About MarketAxess

MarketAxess operates a leading, institutional electronic trading platform delivering expanded liquidity opportunities, improved execution quality and significant cost savings across global fixed-income markets. A global network of over 1,800 firms, including the world’s leading asset managers and institutional broker-dealers, leverages MarketAxess’ patented trading technology to efficiently trade bonds. MarketAxess’ award-winning Open Trading® marketplace is regarded as the preferred all-to-all trading solution in the global credit markets, creating a unique liquidity pool for a broad range of credit market participants. Drawing on its deep data and analytical resources, MarketAxess provides automated trading solutions, market data products and a range of pre- and post-trade services. For more information, please visit www.marketaxess.com.

Investor Relations Contact:

David Cresci

MarketAxess Holdings Inc.

+1-212-813-6027

Media Relations Contacts:

Kyle White

MarketAxess Holdings Inc.

+1-212-813-6355

Daniel Bradley

Cognito

+852 6145 7455